Exhibit 99.1

The Board of Directors

General Communication, Inc.

2550 Denali Street, Suite 1000

Anchorage, Alaska 99503

August 8, 2011

Dear Sirs,

I hereby resign from my position on the Audit Committee of the Board of Directors of General Communication, Inc. (GCI) effective as of August 8, 2011.  I am taking this action as a result of the Securities and Exchange Commission’s (SEC) interpretation of my obligations under the settlement of the civil action filed by the SEC against me and the other current and former officers of Dell Inc.  I am not resigning from the Audit Committee as a result of any disagreement with the Audit Committee on any matter relating to GCI’s operations, policies or practices.  Please note that I am not resigning from my position on the Board of Directors of GCI.

Sincerely,

/s/ James M. Schneider
James M. Schneider